Exhibit 99.1

News Release

For Immediate Release:

July 7, 2006

International Barrier Technology - Fire Resistant Building Materials Company Reports Record Fiscal Year Revenue of US $6,610,801 and Sales Volume of 7,894,000 sq. ft. for YE June, 2006

Fiscal Year Sales establishes new record at US $6,610,801

Watkins, MN; Vancouver, BC July 7, 2006 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire resistant building materials, is pleased to report record shipments for the fiscal year ending June 2006. Fiscal year to date sales revenue has increased to $6,610,801 an increase of 51%, from 2005.  Fourth quarter sales revenue was $1,830,167 an increase of 71% from the same three month period in the previous year.  Financial statements are forthcoming but are expected to represent significant improvements in a variety of areas over the previous fiscal year.

Record sales volumes as measured by sq. ft. of product shipped were also achieved. 7,894,000 sq. ft. of Barrier’s proprietary Blazeguard® products were shipped in the fiscal year ending June 30, 2006. This volume represents an increase of 53% over the previous year and a record for year ending shipments. Record sales volumes were also achieved for the quarter ending June 30, 2006 as two million two hundred sixty-seven thousand, one hundred sq. ft. (2,267,100) of Blazeguard products were shipped. This volume surpassed the previous quarterly record of 2,155,400 sq. ft. which was achieved as recently as March 31, 2006.

Sales growth has been realized in key multifamily residential markets as well as the commercial modular market.  Blazeguard sales volumes into Florida have increased to 3,215,900 sq. ft., an increase of 62% over the 1,981,800 sq. ft. shipped there during fiscal year ending June 30, 2005.  Commercial modular sales through Mule-Hide Products Inc. increased 66% from 2,010,100 to 3,334,200 sq ft.

Sales orders continue to outpace last year’s rate and current order backlogs are at all time highs. “Barrier is not experiencing any slowdown in activity for sales due to the softening of the real estate market in some regions of the US”, states Dr. Michael Huddy, President and CEO. “Our continuing ability to increase market share by: adding new targeted sales geographies; create new product applications for our technology; and, by adding new builder customers in existing sales regions, will continue to help us grow significantly in the future. The fact that our new production line, being further implemented as we speak, is responsible for more and more of our manufactured volume and accounted for nearly 19% of our production volume for the month of June, 2006 insures that there is ample capacity for our growth in the near and mid-term”

About International Barrier Technology Inc. International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.

Blazeguard provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard customers include already include many of the top multifamily homebuilders, and commercial modular building manufacturers, in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology  (866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:  www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.